Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is dated as of November 6, 2019, by and between Matthew Foulston (“Consultant”), and TreeHouse Foods, Inc., a Delaware corporation (together with any successor, the “Company”).

RECITALS

WHEREAS, Consultant has been employed by the Company as its Chief Financial Officer pursuant to that certain Amended and Restated Employment Agreement, dated as of February 20, 2018, by and between the Company and Consultant (the “Employment Agreement”);

WHEREAS, Consultant’s employment with the Company has terminated as of November 6, 2019 (the “Separation Date”); and

WHEREAS, the parties wish to set forth the terms of a consulting arrangement pursuant to which Consultant will provide certain consulting and transition services to the Company following the Separation Date.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

AGREEMENT

1.    Separation from Employment.

(a)    Termination. Upon the Separation Date, Consultant’s employment with the Company and its affiliates shall terminate. Consultant agrees to execute such instruments, including resignation letters, as may be requested by the Company in order to give effect to the foregoing. The Separation Date shall be the last day of Consultant’s employment for purposes of active participation in the Company’s group health plans.

(b)    Vested Benefits and Earned Compensation. Regardless of whether Consultant enters into this Agreement, the Company will pay Consultant the Vested Benefits and Earned Compensation (each as defined in the Employment Agreement), in accordance with the timing set forth in the Employment Agreement.

(c)    Severance Benefits. As consideration for Consultant’s promises, covenants and agreements in this Agreement, and provided that Consultant does not revoke the release set forth in Section 6 below, the Company will pay Consultant or provide Consultant with the benefits and payments set forth in Sections 6(e)(ii) and 6(e)(iv) of the Employment Agreement (such benefits and payments, the “Severance Benefits”). Consultant agrees and acknowledges that he would not otherwise be entitled to the Severance Benefits but for his promises, covenants and agreements set forth in Sections 6 and 7 of this Agreement. Except as specifically set forth in this Agreement, Consultant acknowledges and agrees that he is not entitled to receive any other payment or benefit from the Company in connection with or as a result of his employment with the Company or the termination thereof.

(d)    Equity Awards. As of and following the Separation Date, Consultant’s outstanding awards (the “Awards”) under the TreeHouse Foods, Inc. Equity and Incentive Plan, as amended (the “Plan”), shall be treated in accordance with the terms of the Plan and the applicable equity award agreements governing such Awards (the “Award Agreements”); provided, however, that notwithstanding anything in the Plan or the Award Agreements to the contrary, (i) Consultant’s provision of services pursuant to this Agreement shall not constitute “Service” (as defined in the Plan) for purposes of the Awards, (ii) Consultant’s Service shall be deemed to have terminated on the Separation Date, and (iii) Consultant shall cease vesting in the Awards as of the Separation Date.

2.    Transition Services and Term. Commencing as of the Effective Date (as defined below) and ending on the three (3) month anniversary thereof (the “Term”), the Company hereby engages Consultant, and Consultant agrees to make himself available to provide transition services for finance and accounting projects, as may be requested by the Company’s Chief Executive Officer and/or Interim Chief Financial Officer (collectively, the “Transition Services”). Consultant will retain control over the means and methods by which the Transition Services are accomplished. Consultant shall exercise a reasonable degree of skill and care in performing the Transition Services. At any time during the Term, Consultant may provide services to any other third party (subject to Consultant’s compliance with the Restrictive Covenants, as defined in Section 7 below), and nothing herein shall be construed as creating an exclusive consulting relationship between Consultant and the Company.

3.    Compensation. In consideration for the Transition Services, the Company shall pay or provide to Consultant the following payments and benefits:

(a)    Consulting Fee. The Company shall pay Consultant a fee of $50,000 per month during the Term, which shall be payable in arrears on or prior to the 15th day of each month for Services performed during the previous month (the “Consulting Fee”). Consultant shall be responsible for all costs and expenses incurred in furtherance of his performance of the Transition Services hereunder.

(b)    Annual Physical. Consultant shall remain eligible for a Company-paid annual physical through March 31, 2020 in accordance with the terms of the Company’s Northwestern Executive Physical Program.

(c)    Outplacement Services. Consultant shall be eligible for Company-paid outplacement services to be provided by Robertson Lowstuter, Inc., the Company’s outplacement service provider, for a period of twenty-four (24) months following the Separation Date.

4.    Termination. Either Consultant or the Company may terminate the Transition Services at any time, upon fifteen (15) days’ advance written notice to the other party. Upon termination thereof, the Company shall pay Consultant any portion of the Consulting Fee that he has earned but not already received pursuant to Section 3 through the date of termination. The provisions of this Section 4 and of Sections 6 through 8 and 10 through 16 shall survive any expiration or termination of this Agreement.

5.    Independent Contractor Status. Nothing herein shall be construed to create a joint venture or partnership between the parties or an employer/employee relationship. Consultant understands and agrees that, except as otherwise provided herein, the manner in which he performs the Transition Services is in his own discretion and control, and the Company shall not supervise or direct Consultant’s performance of those Transition Services. The Company shall issue an IRS Form 1099 to Consultant in connection with the Consulting Fee hereunder in accordance with applicable law. Accordingly, Consultant will have no authority to bind the Company in any contract or act as the Company’s agent. Consultant will secure all licenses or permits required by law and shall comply with all ordinances, laws, orders, rules and regulations pertaining to the Transition Services. Consultant will be responsible for the payment of all taxes imposed in connection with, or as a result of, his engagement. Consultant shall indemnify the Company against any liabilities or debts it may incur or suffer arising out of Consultant’s failure to properly withhold or pay any applicable taxes. At no time will Consultant be considered an employee of the Company for any purpose, including (but not limited to): (i) coverage under the Federal Insurance Contribution Act, the Federal Unemployment Tax Act and the State Social Security and Unemployment Compensation Acts; and (ii) the collection of income tax at the source of wages. As an independent contractor, Consultant shall not participate in any employee benefit plan or program or be subject to any employment rules, regulations or policies of the Company. If Consultant is subsequently classified by the Internal Revenue Service as a common law employee, Consultant expressly waives his rights to any benefits to which he was, or might have become, entitled. No workers’ compensation insurance shall be obtained by the Company related to his engagement. Consultant will comply with the workers’ compensation laws related to his Transition Services.

6.    Release of Claims.

(a)    The parties agree that the Severance Benefits, the Company’s engagement of Consultant to provide the Transition Services after the Separation Date, and the Company’s payment of the Consulting Fee, are in full, final and complete settlement of all claims Consultant may have against the Company, its past and present affiliates, and the respective officers, directors, owners, members, employees, agents, advisors, consultants, insurers, attorneys, successors and/or assigns of each of the foregoing (collectively, the “Releasees”).

(b)    Consultant, on behalf of himself and his heirs, executors, successors and assigns, knowingly and voluntarily covenants not to sue, and fully and forever releases and discharges the Company and all other Releasees from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with Consultant’s employment with the Company or any of its affiliates or the termination of such employment. This release includes but is not limited to claims arising under federal, state or local laws concerning employment discrimination, termination, retaliation and equal opportunity, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, the Employee Retirement Income Security Act of 1974, as amended (including but not limited to fiduciary claims), claims for attorneys’ fees or costs, any and all statutory or common law provisions relating to or affecting Consultant’s employment with the Company or its affiliates, and any and all claims in contract, tort, or premised on any other legal theory. Consultant acknowledges that he is releasing claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories. This provision is intended to constitute a general release of all of Consultant’s presently existing covered claims against the Releasees arising out of or in any way connected with Consultant’s employment with the Company or any of its affiliates or the termination of such employment, to the maximum extent permitted by law.

(c)    Nothing in this Agreement shall be construed to: (i) waive any rights or claims of Consultant that arise after Consultant signs this Agreement; (ii) waive any rights or claims of Consultant to enforce the terms of this Agreement; (iii) waive or affect any claim that cannot be released by an agreement voluntarily entered into between private parties; (iv) limit Consultant’s ability to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”); (v) limit Consultant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; or (vi) release any existing rights that Consultant may have, if any, to indemnification pursuant to the Company’s governing documents and/or any directors’ and officers’ insurance policy of the Company for acts committed during the course of Consultant’s employment. Consultant expressly waives and agrees to waive any right to recover monetary damages for personal injuries in any charge, complaint or lawsuit filed by Consultant or anyone else on behalf of Consultant for any released claims. This Agreement does not limit Consultant’s right to receive an award for information provided to any Government Agencies.

(d)    Nothing in this Agreement shall be construed as an admission of liability by the Company or any other Releasee, and the Company specifically disclaims liability to or wrongful treatment of Consultant on the part of itself and all other Releasees.

(e)    To the extent permitted by applicable law, Consultant agrees that he will not encourage or assist any person to litigate claims or file administrative charges against the Company or any other Releasee, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process, in which case he agrees to notify the Company immediately of his receipt of such subpoena so that the Company has the opportunity to contest the same. If any court has or assumes jurisdiction of any action against the Company or any of its affiliates on behalf of Consultant, Consultant will request that court to withdraw from or dismiss the matter with prejudice. Consultant further represents that he has reported to the Company in writing any and all work-related injuries that he has suffered or sustained during his employment with the Company or its affiliates.

(f)    Consultant represents that he has not filed any complaints or charges against the Company or any of its affiliates with the EEOC, or with any other Government Agency or court, and covenants that he will not seek to recover on any claim released in this Agreement.

(g)    Consultant acknowledges that (i) he has been given at least twenty-one (21) calendar days to consider this Agreement and that modifications hereof which are mutually agreed upon by the parties hereto, whether material or immaterial, do not restart the twenty-one day period; (ii) he has seven (7) calendar days from the date he executes this Agreement in which to revoke it; and (iii) this Agreement will not be effective or enforceable unless the seven-day revocation period ends without revocation by Consultant. Revocation can be made by delivery and receipt of a written notice of revocation to the General Counsel of the Company, by midnight on or before the seventh calendar day after Consultant signs this Agreement. Unless timely revoked in accordance with this Section 6(g), this Agreement shall become effective on the eighth calendar day following the date Consultant executes this Agreement (the “Effective Date”).

(h)    Consultant acknowledges that he has been advised and has had the opportunity to consult with an attorney of his choice with regard to this Agreement. Consultant hereby acknowledges that he understands the significance of this Agreement, and represents that the terms of this Agreement are fully understood and voluntarily accepted by him.

(i)    In the event of any lawsuit against the Company or any of its affiliates that relates to alleged acts or omissions by Consultant during his employment with the Company or its affiliates, Consultant agrees to cooperate with the Company or its affiliates by voluntarily providing truthful and full information as reasonably necessary for the Company or its affiliates to defend against such lawsuit, provided that the Company shall reimburse Consultant’s reasonable expenses incurred in providing such assistance subject to Consultant’s delivery of written notice to the Company prior to the time such expenses are incurred.

7.    Acknowledgment of Restrictive Covenants. By executing this Agreement, Consultant acknowledges and agrees that (a) he is and shall remain subject to Section 7 of the Employment Agreement (the “Restrictive Covenants”), (b) a breach of the Restrictive Covenants shall constitute a breach by Consultant of this Agreement, and (c) the Company would not have entered into this Agreement but for Consultant’s promises and covenants in this Agreement, including, but not limited to, the Restrictive Covenants.

8.    Cooperation. During the Term and thereafter, Consultant agrees to make himself reasonably available to the Company to respond to periodic requests for information relating to the Company or Consultant’s employment which may be within Consultant’s knowledge. Consultant further agrees to cooperate fully with the Company in connection with any and all existing or future depositions, litigation, or investigations brought by or against the Company, any entity related to the Company, or any of its (their) agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems Consultant’s cooperation necessary. Any such cooperation required by the Company hereunder will, to the extent practicable, be scheduled around Consultant’s other personal and professional commitments. In addition, if Consultant’s cooperation is sought after the end of the Term, the Company agrees to pay Consultant an hourly fee of $350 for Consultant’s services hereunder and to reimburse Consultant for any expenses reasonably incurred by him in providing such services. Such fee will not be required for Consultant’s services in connection with any litigation pending as of the date hereof. In the event that Consultant is subpoenaed in connection with any litigation or investigation, Consultant will immediately notify the Company.

9.    Assignment. This Agreement is for the sole benefit of the parties and their respective heirs, representatives, successors and permitted assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, representatives, successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever. Notwithstanding the foregoing, this Agreement may be assigned by the Company and shall be binding and inure to the benefit of the Company, its successors and assigns. Any affiliate or subsidiary of the Company may (a) enforce the Company’s rights under this Agreement, (b) take advantage of the benefits conferred upon the Company by this Agreement, (c) rely on the representations, warranties and covenants given by Consultant under this Agreement, and (d) rely on the exclusions and limitations of liability benefiting the Company under this Agreement. Consultant may not assign, delegate, subcontract or license this Agreement, including, without limitation, any of Consultant’s rights, duties and obligations hereunder. Any attempted assignment, delegation, subcontract or licensing of this Agreement or of such rights, duties or obligations shall be void and of no effect.

10.    Interpretation and Construction. The parties hereto acknowledge that each party is represented by counsel or has been advised to obtain and has declined to obtain counsel. The parties intend that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto. Any captions or headings used in this Agreement are for convenience only and do not define or limit the scope of this Agreement.

11.    Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt when delivered or sent by telecopy and upon mailing when sent by registered mail, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

TreeHouse Foods, Inc.

2021 Spring Road

Suite 600

Oak Brook, IL 60523

Attention: General Counsel

If to Consultant:

To Consultant’s address on file with the Company.

12.    Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply. Each of the parties hereto hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

13.    Entire Agreement. This Agreement and the Employment Agreement together set forth the entire agreement between Consultant and the Company, and fully supersede any and all prior agreements or understandings between them regarding its subject matter; provided, however, that nothing in this Agreement is intended to or shall be construed to limit, impair or terminate any obligation of Consultant pursuant to any non-competition, non-solicitation, confidentiality or intellectual property agreements that have been signed by Consultant where such agreements by their terms continue after Consultant’s employment with the Company terminates (including, but not limited to, the Restrictive Covenants).

14.    Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

15.    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

16.    Waiver. Any waiver of any provision or of any breach of this Agreement shall be in writing and signed by the party waiving said provision or breach. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

17.    Counterparts. This Agreement may be executed in counterparts, and when executed and delivered by all parties in person, by facsimile or email pdf, shall become one (1) integrated agreement enforceable on its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the date first written above.

COMPANY

TreeHouse Foods, Inc.

By:	/s/ Steve Oakland
Name:	Steve Oakland
Title:	Chief Executive Officer and President

By signing below, Consultant acknowledges that he understands he has the right to revoke his signature within seven (7) days from the execution thereof, and that if he does so, this Agreement shall be null and void and of no force or effect.

CONSULTANT

/s/ Matthew Foulston
Matthew Foulston

[Signature Page to Consulting Agreement]